Exhibit 99.1

FOR IMMEDIATE RELEASE

SRA International, Inc. to Acquire RABA Technologies, LLC

Fairfax, Virginia, October 4, 2006 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced the signing of a definitive agreement to acquire RABA Technologies, LLC, a privately held provider of high-end technical services to the national security and intelligence communities.

RABA is a recognized leader in software development, systems integration and operational support for intelligence agencies. Founded in 1994 and headquartered in Columbia, MD, RABA employs approximately 200 experts in mathematics, software and electrical engineering, high-performance computing infrastructure, storage management, disaster recovery, information security, Web development and interactive technologies. RABA generated revenue of approximately $60 million during the previous twelve months.

Renny DiPentima, SRA President and Chief Executive Officer, said, “We look forward to welcoming RABA’s employees and clients to SRA. Expansion throughout the intelligence community is a high priority for SRA, and RABA’s capabilities and client set will complement ours very effectively. The company’s entrepreneurial spirit and dedication to addressing complex information technology (IT) challenges has enabled it to achieve impressive growth and establish a great reputation in the national security domain.”

Commenting on the sale, Robert Baruch, RABA President and Chief Executive Officer, said, “SRA and RABA are both companies with track records of success driven by highly motivated employees and dedication to their clients. I’m excited about the professional opportunities that this merger will provide our team, as we work with SRA to expand into new areas of the market and continue delivering solutions of national significance.”

The terms of the acquisition were not disclosed. Completion of the transaction is subject to customary closing conditions and the Hart-Scott-Rodino waiting period, and closing is expected within approximately one month.

SRA Executive Vice President and Chief Financial Officer Stephen Hughes stated, “We are pleased that our compatible missions and values will enable us to join forces with an industry leader in a robust segment of the federal IT marketplace. RABA has a history of strong margins and growth rates, and we expect that the transaction will be accretive to earnings per share.”

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SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500    Fax 703.803.1509    www.sra.com

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for seven consecutive years. The Company’s 4,900 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, including those about our expectations as to timing of the closing and the accretiveness of the transaction to our earnings, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainty of the timing of regulatory review of the transaction, risks concerning the future financial performance of the acquired company, our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts and other multiple-award contracts to grow our business, and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the Securities and Exchange Commission on August 25, 2006. In addition, the forward-looking statements included in this press release represent our views as of October 4, 2006. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to October 4, 2006.

Contact:

David Keffer	Stephen Hughes
Director, Investor Relations	Executive VP and CFO
(703) 502-7731	(703) 227-7010
david_keffer@sra.com	steve_hughes@sra.com

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